Exhibit 10.1

INDEPENDENT CONSULTING AGREEMENT

This Independent Consulting Agreement (“Agreement”) is hereby made and entered into between ARC Document Solutions, Inc., a Delaware corporation (“ARC” or “Company”) and John Toth (“Consultant”) as of February 2, 2015 (the “Effective Date”) and on the contract terms, conditions, and provisions as follows:

1.	DESCRIPTION OF SERVICES

For the Term of this Agreement, Company retains Consultant to provide consulting services to the Company. Consultant will render such services including, but not limited to, financial operations and other finance issues for the Company, as the Company may, in its discretion, from time to time request (the “Services”). The Company acknowledges that Consultant may pursue other business employment opportunities on a full-time or part-time basis during the Term, subject to Section 11 below, and that the amount of time that Consultant may have available to provide the Consulting Services may as a consequence at times be limited. Company and Consultant acknowledge that Consultant had a “separation from service” with the Company (as such term is defined under Treasury Regulation Section 1.409A-1(h)) on January 30, 2015, and Consultant shall not provide services pursuant to the terms of this Agreement in excess of seven (7) hours per week over the Term.

2.	FEES AND PAYMENT

Company agrees to pay Consultant a fee of $15,000 for the Services provided by the Consultant described above. The Company will remit payment in three equal installments by February 28, March 31, and April 30, respectively to Consultant.

3.	TERM

The Term of this Agreement shall be from the Effective Date through April 30, 2015.

Either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party. This Agreement terminates automatically on the occurrence of any of the following events: (a) bankruptcy or insolvency of either party; (b) death or disability of Consultant; (c) satisfactory completion of the Services; or (d) completion of the Term (unless renewed or extended upon express written consent of the both Parties).

Should either party default in the performance of this Agreement or materially breach any of its provisions, the non-breaching party may terminate this Agreement by giving written notice to the breaching party. Termination shall be effective immediately on receipt of the notice, or five (5) days from mailing of the notice, whichever occurs first. For the purposes of this section, material breach of this Agreement shall include but not be limited to the following:

•	Nonpayment of compensation by Company after twenty (20) days’ written demand for payment;

•	Failure of Consultant to provide Services under this Agreement to the reasonable satisfaction of Company;

•	Failure to comply with any term of this Agreement.

4.	EQUIPMENT, TOOLS, MATERIALS AND SUPPLIES

Consultant shall supply his own phone, computer, printer, transportation and any other equipment, tools, materials, or supplies to accomplish the work agreed to be performed.

5.	PAYROLL TAXES

Consultant shall be compensated on a 1099 basis. No state or federal income tax, FICA, FUTA or SUTA taxes or payroll tax of any kind shall be withheld or paid by ARC on behalf of Consultant. Because Consultant is an independent contractor, he will be solely responsible for such taxes.

6.	RELATIONSHIP OF THE PARTIES.

Consultant enters into this agreement as, and shall continue to be, an independent contractor. Consultant shall act in accordance with this status and shall not hold himself out as an officer, employee or agent of Company, nor shall Consultant make any claim based on any right or privilege applicable to Company’s employees. Under no circumstances shall Consultant look to the Company as his employer, or as a partner, agent, or principal. Consultant shall not be entitled to, nor shall he make any claim for, any benefits accorded to Company’s employees including worker’s compensation, disability insurance, health and welfare, stock options, pension or retirement benefits, vacation or sick pay.

7.	ARC NOT RESPONSIBLE FOR WORKERS’ COMPENSATION

No workers’ compensation insurance shall be obtained by ARC on account of Consultant.

8.	NO AUTHORITY TO BIND ARC

Consultant has no authority to enter into contracts or agreements on behalf of ARC without the previous written consent of ARC.

9.	PERMITS, LICENSES AND INSURANCE

Consultant represents that he has complied with all federal, state and local laws regarding business permits and licenses that may be required to complete the work to be performed under this Agreement.

10.	CONSULTANT’s REPRESENTATIONS AND INDEMNITIES

Consultant represents that Consultant has the qualifications and ability to provide the Services in a professional manner, without the advice, control, or supervision of Company. Failure to perform services in a professional manner shall constitute a material breach of this Agreement. Consultant shall be solely responsible for provision of the Services, and shall receive no assistance, direction, or control from Company. Consultant shall have sole discretion and control of Consultant’s services and the manner in which they are performed.

11.	RESTRICTIVE COVENANTS

A.Other Work.    Consultant is free to accept or engage in other work during the Term of this Agreement so long as it does not violate any of the restrictive covenants set forth below or restrictive covenants to which Consultant is otherwise subject.

B.Confidentiality. Consultant covenants and agrees that Consultant shall not at any time during the Term of this Agreement or thereafter, without ARC’s prior written consent, such consent to be within Company's sole and absolute discretion, disclose or make known to any person or entity outside of ARC any trade secret, confidential information, or any proprietary information concerning ARC including, without limitation, Company finances, financial issues, financial information, business strategies, the development or operation of ARC's reprographics and document management products/services (or any part thereof), ARC's marketing practices, procedures, management policies or any other information regarding ARC which is not already and generally known to the public through no wrongful act of Consultant or any other party. Consultant covenants and agrees that Consultant shall not at any time during the Term, or thereafter, without ARC's prior written consent, utilize any such trade secrets, proprietary or confidential information in any way, including communications with or contact with any customer or third party other than in connection with services performed under this Agreement.

C.Third-Party Information. Consultant acknowledges that ARC has received and may receive in the future from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant will hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or use it except as necessary in performing Consultant's services under this Agreement and consistent with ARC's agreement with such third party.

D.ARC’s Property. Consultant hereby confirms that trade secrets, confidential information, all information concerning customers who utilize ARC’s goods, services or facilities, or other proprietary information constitute ARC's exclusive property (regardless of whether Consultant possessed or claims to have possessed such information prior to the date hereof). Consultant agrees that upon the expiration of this Agreement, Consultant shall promptly return to ARC all of its property, including but not limited to notes, notebooks, memoranda, computer data (in any electronic or other format), and any information contained in other repositories (regardless of whether Consultant possessed such information prior to the date hereof) containing or relating in any way to the trade secrets or confidential information of ARC.

E.Notice to Company. Consultant agrees to notify ARC of any businesses, entities, companies, or employers for whom Consultant works or provides services (whether or not for remuneration to Consultant or a third party) during the Term of this Agreement. Consultant further agrees that ARC may notify any such third parties of Consultant’s obligations under this Agreement.

F.No Conflicts. Consultant represents and warrants that (a) Consultant is not bound by, and will not enter into, any oral or written agreement with another party that conflicts in any way with Consultant’s obligations under this Agreement; and (b) Consultant’s agreement and performance under this Agreement do not require consent or approval of any person that has not already been obtained.

12.	WORK PRODUCT

All inventions, innovations, improvements, developments, methods, which relate to ARC’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Consultant while a consultant to, the Company (collectively, “Work Product”) belong to the Company. Consultant shall promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Consultant acknowledges and agrees that upon expiration or termination of this Agreement, or at the request of the Company from time to time, Consultant shall deliver all Work Product in his possession to the Company. All inventions, innovations, improvements, developments or methods conceived, developed or made by Consultant in connection with the provision of consulting services to persons other than the Company, without reference to any information or materials possessed by ARC, shall belong to Consultant.

13.	INJUNCTIVE RELIEF

Consultant understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Agreement, ARC shall suffer irreparable injury for which there is no adequate remedy at law. ARC will therefore be entitled to injunctive relief from the courts, enjoining Consultant from engaging in activities in breach of the Agreement. Consultant further acknowledges that ARC also shall have the right to seek a remedy at law through arbitration as well as or in lieu of an injunction in the event of any such breach.

14.	WAIVER OF BREACH

ARC’s waiver of a breach of any provision of this Agreement by Consultant does not waive any subsequent breach by Consultant, nor does ARC’s failure to take action against any other individual(s) or entitie(s) for similar breaches operate as a waiver by ARC of a breach.

15.	SEVERABILITY

If any provision in this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision of this Agreement, but such other provisions shall remain in full force and effect. Each provision, paragraph and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

16.	NOTICE

Written notice under this Agreement may be sent to the Parties as follows:
To ARC:
ARC Document Solutions, Inc.
1981 North Broadway, Suite 385
Walnut Creek, California 94596
Attention: Legal Department

To Consultant:
John Toth
914 Kelley Court
Lafayette, CA 94549

17.	ASSIGNMENT

This Agreement is personal to Consultant and may not be assigned by Consultant. This Agreement may be assigned by ARC to its successors and shall be binding upon the successors and assigns of ARC.

18.	CHOICE OF LAW

Consultant and ARC agree that this Agreement shall be construed in accordance with and governed by the substantive laws of the State of California, regardless of its conflict of laws provision.

19.	COUNTERPARTS

This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on an electronically mailed copy of the Agreement or a signature transmitted by electronic mail will have the same effect as the original signature.

20.	ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement and understanding between ARC and Consultant concerning the subject matters contained herein, except Consultant’s prior employment-related agreements with ARC entered into during previous employment (i.e., the Executive Employment Agreement and Release Agreement). This Agreement supersedes any and all prior understandings and agreements between the parties concerning these subject matters. This Agreement may not be modified, terminated, waived altered or amended except in writing, signed by Consultant and a duly authorized officer of ARC.

Consultant, John Toth

____________________________________    Date: _________________, 2015
Name

ARC Document Solutions, Inc. (“ARC”)

_____________________________________    Date: _________________, 2015
By: K. Suriyakumar, Chief Executive Officer